Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Liberty TripAdvisor Holdings, Inc.:

We consent to the incorporation by reference in the following registration statements of Liberty TripAdvisor Holdings, Inc. (the Company) of our reports dated February 17, 2017, with respect to the consolidated balance sheets of the Company as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive earnings (loss), cash flows, and equity for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10‑K of the Company.

Description	Registration Statement No.	Description
S-8	333-198649	Liberty TripAdvisor Holdings, Inc. Transitional Stock Adjustment Plan
S-8	333-198650	Liberty TripAdvisor Holdings, Inc. 2014 Omnibus Incentive Plan
S-8	333-201011	Liberty TripAdvisor Holdings, Inc. 2014 Omnibus Incentive Plan

/s/ KPMG LLP

Denver, Colorado
February 17, 2017